Exhibit 10.1

TRANSITION ADVISORY AGREEMENT

THIS TRANSITION ADVISORY AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2024 (the “Effective Date”), between Safety Shot, Inc., a Delaware corporation, whose principal place of business is 1061 E. Indiantown Road, Suite 110. Jupiter, FL. 33477 (the “Company”) and Mr. Brian S John, an individual whose mailing address is 16142 Cadence Pass. Jupiter, FL. 33478 (the “Executive”). The Executive is a former member of the Management Team.

RECITALS

WHEREAS, the Company has executed an agreement for the acquisition of Safety Shot, Inc. (“SHOT Beverage” through Jupiter Wellness, Inc., a Florida corporation and related transactions as reflected in that certain Asset Purchase Agreement dated as of ______________________________ (the

“Asset Purchase Agreement”),

WHEREAS, the Executive served as the Chief Executive Officer of the Company until his resignation on February 28, 2024.

WHEREAS, the Executive and the Company desire to provide for an orderly transition to the Executive’s successor as Chief Executive Officer of the Company upon Mr. John’s resignation; and

WHEREAS, the Company desires to retain the Executive with respect to the services described herein and to enter into an advisory arrangement upon the termination of the Executive’s employment with the Company following his resignation;

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2. Transition Upon Closing. Effective upon his Resignation, the Executive shall resign from his position as an officer and director of the Company (“Resignation”). Because the Executive had a contractual right to continue to work for the Company, his Resignation at the request of the Company confers valuable consideration upon the Company.

3. Compensation and Benefits During the Advisory Period.

3.1. Advisory Period. The Company agrees to engage the Executive as an advisor of the Company effective as of his resignation, and the Executive agrees to render services as an advisor to the Company as of such date on the terms and conditions set forth below. The term of service as an advisor to the Company will continue for a period of 3 months until June 1, 2024, unless terminated earlier as provided in Section 5 (“Advisory Period”). The agreement may be extended for another 3 month period upon mutual consent of the parties.

3.2. Advisory Duties. During the Advisory Period, the Executive will use his good faith efforts to perform such services to the best of his abilities. The Executive agrees that he will devote a reasonable amount of time performing such duties on behalf of the Company as from time to time may be assigned to him by the Board, which may include (i) assistance with the transition of the incoming team of the Company, and (ii) general guidance with respect to the Company’s products and pipeline development and general corporate duties. Notwithstanding any provision of this Agreement to the contrary, the Company understands and acknowledges that Executive services under this Agreement are not exclusive and that Executive is permitted to be employed full-time at other entities while rendering services under this Agreement.

3.3. Advisory Fees. In exchange for the Resignation, during the Advisory Period, and provided that the Executive is not in breach of his obligations under this Agreement, the Executive will be paid an Advisory fee at an annualized rate of $150,000.00 for the Advisory Period (the “Advisory Annual Compensation”). In addition, starting at the date of this agreement, the Advisory Period will commence, and the Company shall pay to Executive on a bi-weekly basis in equal installments the Advisory Annual Compensation for 3 months of services under this Agreement (the “Advisory Services Period Payment”). The Advisory Services Period Payment will be remitted in cash by wire transfer of immediately available funds to one or more accounts designated in writing by the Executive.

3.4. Bonus. During the Advisory Period, Executive will be eligible to receive bonus, awards and other incentive equity grants, at the discretion of the Company’s board of directors.

4.5 Advisory Expenses. During the Advisory Period, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, provided the Executive properly accounts therefor.

4.6 Independent Contractor Status. The Executive will be performing Advisory services as an independent contractor during the Advisory Period, and not as an employee or officer of the Company. The Executive will be responsible for all taxes and non-reimbursable expenses attributable to the rendition of his advisory services. The advisory arrangement shall not be deemed to constitute a partnership or joint venture between the Company and the Executive, nor shall the advisory arrangement be deemed to make the Executive an agent of the Company.

4.7. Incentive, Savings and Retirement Plans. During the Advisory Period, the Executive shall be eligible to participate in any savings and retirement plans, practices, policies and programs established, or to be established and executed by the Company as if he were an employee.

4.8. Welfare Benefit Plans. During the Advisory Period, the Executive shall be eligible for participation in and shall receive all benefits as if here he were an employee under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, remuneration continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies and programs.

4.9. Vacation. During the Advisory Period, the Executive shall be entitled to be paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter, but in no event shall Executive be entitled to fewer than 28 business days paid vacation per year, as well as pay for all holidays observed by the Company.

5.Termination of Advisory Services.

5.1 Termination for Cause. Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company for Cause. The Executive’s advisory services hereunder may be terminated immediately at any time by the Company without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except for (i) Signing Bonus and any earned, accrued and unpaid Advisory Services Period Payment, (ii) any earned and unpaid bonus from the year immediately preceding the year of Executive’s termination, (iii) any unreimbursed business expenses incurred in accordance with Section 4.5, and (vi) any rights of indemnification set forth in this Agreement or otherwise. For the avoidance of doubt, this Section 5 applies only to Executive’s advisory services rendered during the Advisory Period. As used in this Agreement, “Cause” shall only mean:

(a) committing or participating in an injurious act resulting from a willful malfeasance, bad faith or gross negligence on his part in the performance of his duties or from reckless disregard by him of his obligations and duties under this Agreement;

(b) subject to the following sentences, repeated violation by the Executive of the Executive’s material obligations under this Agreement which are demonstrably willful, persistent and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company’s Board of Directors; or

(c) the conviction of the Executive for any crime involving material dishonesty or fraud.

Upon any reasonable and good faith determination by the majority of the independent members of the Company’s the Board of Directors that Cause exists under clause (a) of the preceding sentence or clause (b) of the preceding sentence (to the extent the violation under said clause (b) has not been cured by the Executive), the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten ( I0) business days after Executive’s receipt of the notice contemplated by clauses (a) or (b). Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of Executive’s service by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination for Cause pursuant to clause (a) or (b) of the first sentence of this Section 5.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination.

5.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive’s service hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perfonn all of his duties and responsibilities provided for herein for a period of more than two hundred (200) consecutive days in any 12-month period. Upon any tennination pursuant to this Section 5.2, the Executive shall be entitled to the remaining total amount earned but not then-yet paid to the Executive under this Agreement, which shall equal of the Advisory Services Period Payment for the entire Advisory Period and any bonus, within 30 days after the date of tennination. In addition, the Executive shall be entitled to reimbursement for all business expenses incurred prior to his disability. Payment under this Section 5.2 and any reimbursement amounts owed to the Executive, as set forth in the preceding sentence, shall be paid remitted to Executive in cash by wire transfer of immediately available funds to one or more accounts designated in writing by the Executive’s legal representative.

5.3 Death. In the event of the death of the Executive during the Advisory Period, the Company shall pay to the estate of the deceased Executive the compensation, bonuses and benefits as detailed in Section 5.4 “Tennination without Cause” below, within 30 days after the date of Executive’s death.

5.4 Termination without Cause. At any time, the Company shall have the right to tenninate Executive’s advisory services hereunder by written notice to Executive; provided, however, that the Company shall:

(a) In addition to Signing Bonus, (i) pay to Executive sum cash payment, within 30 days after the date of tennination, equal to earned, accrued and unpaid portion of the Advisory Services Period Payment (in an event the Executive was tenninated during the tenn of this Agreement); (ii) reimbursement for all business expenses incurred prior to the tennination, and (iii) all the benefits given hereunder, for the remaining period of this Agreement, and will further allow to receive all bonuses under Section 4.4 above for the entire Advisory Period that would be payable had Executive completed his service under this Agreement;

(b) continue to pay the Executive’s health and disability insurance for the longer of a period of twelve (12) months or the remaining tenn of this Agreement.

(c) The Company shall be deemed to have tenninated this Agreement pursuant to this Section

5.4 if such service is terminated by the Company without Cause, by the Executive voluntarily for Good Reason, or as a result of a Charge in Control.

(d) For purposes of this Agreement, “Good Reason” means: (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities or any reduction in the Executive’s compensation tenns pursuant to Section 4 or subsections thereof, of this Agreement; (ii) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement; (iii) the Company’s requiring the Executive to be based at any office or location more than fifty (50) miles from the Executive’s current offices, except for travel reasonably required in the performance of the Executive’s responsibilities; (iv) any change in the designation of the particular Executive that the Executive is obligated to report to under Section 4.2 hereof; (v) any purported tennination by the Company of the other than as expressly permitted by this Agreement; or (vi) any tennination by the Executive for any reason during the twelve (12) m nth period following the effective date of any Change in Control.

(e) For purposes of this Agreement, “Change in Control” means: (i) The acquisition (other than by or from the Company), at any time after the transition, by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule l 3d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 30% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then out-standing voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned; or (iii) The approval by the Company’s Board of the sale, distribution and/or other transfer or action (and/or series of sales, distributions and/or other transfers or actions from time to time or over a period of time), that results in the Company’s ownership of less than 70% of the Company’s current assets.

5.5 Voluntary Termination by Executive. Notwithstanding anything contained in this Agreement to the contrary, the Executive, by giving thirty (30) days prior written notice to the Company, shall have the right to terminate this Agreement at his sole discretion for Good Reason. Upon any termination pursuant to this Section 5.5, the Executive shall be entitled to be paid an earned, accrued but unpaid consideration and reimbursement under this Agreement, and he forfeits the unaccrued balance of the compensation under this Agreement.

6. Indemnity; Exculpation; Insurance.

6.1 Indemnity. The Company shall indemnify, defend, and hold Executive harmless, at Company’s own expense, from and against any and all losses, liability, obligations, damages, third-party claims, demands, causes of action, costs and expenses of whatever form or nature (each a “Claim” and collectively, “Claims”), including all outside attorney’s fees and other costs of legal defense, arising out of or related to: (i) the Executive’s rendering of services under this Agreement; (ii) an actual or alleged breach of any of the representations, warranties or covenants of this Agreement by the Company; (iii) Company’s negligence, willful misconduct, or willful misrepresentation; or (iv) any other act or omission by or attributable to Company in connection with this Agreement except to extent such indemnity is prohibited by law. Company shall give prompt written notice to the Executive of any proposed settlement of any Claim. Company may not, without the Executive’s prior written consent condition or delay, settle or compromise any claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent: (X) includes an unconditional release of the Executive from all liability arising out of such claim; (Y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Executive; and (Z) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Executive. Provided, however, that the indemnity agreement contained in this Section 6.1 shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of gross negligence, willful misconduct or fraud of the Executive, or a material breach of the Executive’s representations and warranties hereunder.

6.2 Exculpation. Notwithstanding anything to the contrary herein, the Executive shall, to the greatest extent permitted by law at the time this clause is construed, be exculpated from any liability whatsoever for any alleged abuse of discretion, tort, breach of fiduciary duty or breach of trust caused by any act or omission in connection with this Agreement. As a consequence, the Executive shall under no circumstances ever be held personally liable to any other person, firm or corporation for any damages directly or indirectly arising out of any act or omission committed in connection with this Agreement. This exculpation shall not, however, protect the Executive from any liability for a breach of trust committed intentionally or in bad faith. Even if this Section 6.2 shall not protect the Executive due to the foregoing sentence, in no event shall the Executive ever be liable for any punitive or exemplary damages for any act or omission committed in connection with this Agreement hereunder regardless of whether such act or omission constituted an act committed intentionally or in bad faith.

6.3 Insurance. The Company has procured, and shall continue to maintain, policies of insurance that provides to the same coverage to Executive as is provided to any officer and director of the Company.

4. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive’s last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as the Executive may designate.

5. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

6. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

8. Binding Effect; Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by either party Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.

9. Governing Law and Venue. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located. The Company and the Executive acknowledge and agree that the 15th Judicial Circuit of Florida shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

10. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

11. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

12. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

13. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

14. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.

15. Construction and Understanding by the Executive. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document. THE EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, THE EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY

Safety Shot, Inc

By:	/s/ Jarrett Boon
Title:	CEO

ADVISOR

By:	/s/ Brian John
Brian S John